Exhibit 23.1

                     Consent of Independent Accountants


The Board of Directors
IGI, Inc.

The audits referred to in our report dated March 1, 2002 except as to the second paragraph of Note 15, which is as of March 13, 2002, included the related financial statement schedule as of December 31, 2001 and for each of the years in the two-year period ended December 31, 2001, included in this annual report on Form 10-K of IGI, Inc. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein as of December 31, 2001 and for each of the years in the two-year period ended December 31, 2001.

Our report dated March 1, 2002 except as to the second paragraph of Note 15, which is as of March 13, 2002, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has negative working capital and a stockholders' deficit as of December 31, 2001. These matters raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of that uncertainty.

We consent to the incorporation by reference in the registration statements on Form S-8 (No. 33-35047, No. 33-43212, No. 33-63700, No. 33-65249, No.
333-28183, No. 333-65553, No. 333-67565, No. 333-79333, No. 333-79341 and
No. 333-52312) and in the registration statements on Form S-3 (No. 33-35047, No. 33-43212, No. 333-47006 and No. 333-61716) of IGI, Inc. of our report dated March 1, 2002, relating to the consolidated balance sheets of IGI, Inc. and subsidiaries as of December 31, 2001 and 2000 and the related consolidated statements of operations, cash flows and stockholders' equity (deficit) for each of the years in the two-year period ended December 31, 2001, which report appears in the December 31, 2001 annual report on Form 10-K of IGI, Inc.

                                       KPMG LLP

Philadelphia, Pennsylvania
March 14, 2002